EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                        Years Ended December 31,
                                                        ------------------------
                                                         2004           2003
                                                         ----           ----

Weighted average shares of common stock
  outstanding during the year                          3,108,973      3,062,055

Shares of common stock issuable in connection
  with assumed exercise of options under the
  treasury stock method                                   40,907         51,414
                                                     -----------    -----------

Total                                                  3,149,880      3,113,469
                                                     ===========    ===========

Net income (loss)                                    $ 1,647,558    $  (623,690)
                                                     ===========    ===========

Per share amount - basic                             $      0.53    $     (0.20)

Per share amount - diluted                           $      0.52    $     (0.20)